                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

================================================================================

                                    FORM S-8
                             REGISTRATION STATEMENT
                          POST-EFFECTIVE AMENDMENT NO. 1
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           MANHATTAN SCIENTIFICS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                  85-0460639
----------------------------------------    ------------------------------------
   (State or other jurisdiction of          (I.R.S. Employer Identification No.)
    incorporation or organization)

    641 Fifth Avenue, Suite 36F
            New York, NY                                  10022
----------------------------------------    ------------------------------------
(Address of principal executive offices)                (Zip Code)

             Manhattan Scientifics, Inc. 2000 Equity Incentive Plan
             ------------------------------------------------------
                            (Full title of the plan)

                                  Marvin Maslow
                           641 Fifth Avenue, Suite 36F
                                  New York, NY
                                 (212) 752-0505

                                     CALCULATION OF REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE      OFFERING PRICE PER    AGGREGATE OFFERING        AMOUNT OF
   TO BE REGISTERED        REGISTERED (1)          SHARE (2)             PRICE(2)         REGISTRATION FEE
----------------------- --------------------- -------------------- --------------------- --------------------
Common Stock
----------------------- --------------------- -------------------- --------------------- --------------------

                                EXPLANATORY NOTES

         Manhattan Scientifics, Inc., a Delaware corporation (the "Registrant" or the "Company"), initially filed a Registration Statement on Form S-8 (Registration No. 333-69438) with the Securities and Exchange Commission on September 14, 2001 to register 900,000 shares of its common stock for issuance under the Manhattan Scientifics, Inc. 2000 Equity Incentive Plan (the "Plan"). The Plan authorized 30,000,000 shares of the Registrant's common stock for issuance under the Plan. On November 19, 2001, the Registrant registered an additional 550,000 shares of its common stock for issuance under the Plan on Form S-8 Registration Statement, file number 333-73714. On January 30, 2002, the Registrant registered an additional 975,000 shares of its common stock for issuance under the Plan on Form S-8 Registration Statement, file number 333-81674. On March 22, 2002, the Registrant registered an additional 925,000 shares of its common stock for issuance under the Plan on Form S-8 Registration Statement, file number 333-84810. On July 12, 2002, the Registrant registered an additional 990,000 shares of its common stock for issuance under the Plan on Form S-8 Registration Statement 333-92314. On January 17, 2003, the Registrant registered an additional 8,000,000 shares of its common stock for issuance under the Plan. The Registration Statements designated by file number herein are incorporated by reference.

         The Registrant hereby amends the Registration Statement for the purpose of deleting the name of a selling security holder and amending the number of shares of common stock being offered by a selling security holder in the reoffer prospectus.

                                   PROSPECTUS

                           MANHATTAN SCIENTIFICS, INC.
                        2,000,000 SHARES OF COMMON STOCK

         This prospectus relates to the resale by the selling stockholders of up to 2,000,000 shares of common stock, $.001 par value per share, of Manhattan Scientifics, Inc. The selling stockholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The selling price of the shares will be determined by market factors at the time of their resale.

         The shares were issued to the selling security holders under the Manhattan Scientifics, Inc. 2000 Equity Incentive Plan as compensation for professional services rendered or reimbursement of expenses. All net proceeds from the sale of the shares of common stock offered by this prospectus will go to the selling security holders. We will not receive any proceeds from such sales.

         Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board under the symbol MHTX. On February 4, 2003, the average of the bid and asked prices of the common stock on the Over-the-Counter Electronic Bulletin Board was $.065 per share.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this amended prospectus is February 6, 2003.

                              _____________________

         Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

         You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling stockholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

         Some of the statements contained in this prospectus, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon a number of factors, including:

         o significant historical losses and the expectation of continuing losses;

         o rapid technological change in the fuel cell, haptics, and holographic data storage industries;

         o        reliance on key strategic relationships and accounts;

         o        the impact of competitive products and services and pricing;
                  and

         o        uncertain protection of our intellectual property.

         Please do not put undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. In this prospectus, we refer to Manhattan Scientifics, Inc. as "we" or "Manhattan Scientifics, Inc."

                                    BUSINESS

            Manhattan Scientifics, Inc., a Delaware corporation, was formed through a reverse merger involving a public company in January 1998. The public company was incorporated in Delaware on August 1, 1995 under the name Grand Enterprises, Inc. Grand was initially organized to market an unrelated patented product, but subsequently determined that its business plan was not feasible. In January 1998, Grand effected the reverse merger in a transaction involving Projectavision, Inc., another public company that was founded by Marvin Maslow, our Chief Executive Officer. Projectavision was the owner of approximately 98% of Tamarack Storage Devices, Inc., a privately-held Texas corporation formed in 1992 to develop and market products based on the holographic data storage technology described above. In January 1998, Grand formed a wholly-owned subsidiary named Grand Subsidiary, Inc. Grand Subsidiary and Tamarack merged, Tamarack being the surviving corporation, and via the merger, Tamarack became a subsidiary of Grand. As consideration for merging Tamarack with Grand Subsidiary, Grand gave Projectavision and the other shareholders of Tamarack 44,000,000 shares of our common stock. In addition, in exchange for a note payable of $1,500,000 plus accrued interest of $330,000 due to Projectavision from Tamarack, Grand gave Projectavision 182,525 shares of its Series A

Preferred Stock and a warrant to purchase 750,000 shares of our common stock at an exercise price of $0.10 per share, exercisable at any time prior to January 8, 2003, which warrant as of the date of this Form 10-KSB, remains unexercised and outstanding. The Series A Preferred Stock was subsequently converted into 9,435,405 shares of our common stock. In connection with this transaction, new personnel assumed the management of Grand, former management resigned, and Grand changed its name to Manhattan Scientifics, Inc.

         Manhattan Scientifics, Inc. is a development stage company and a technology incubator that seeks to acquire, develop and bring to market life-enhancing technologies in various fields, with emphasis in the areas of alternative energy, consumer and commercial electronics. We identify emerging technologies through strategic alliances with scientific laboratories, educational institutions, and scientists and leaders in industry and government. We believe that our scientific and business expertise, resourcefulness and creativity place us in a position to advance these technologies from the development stage through commercialization.

         We have been actively developing four technologies:

         o Micro fuel cell technology, which is designed to become an ultra efficient miniature electricity generator that converts hydrogen into electricity by chemical means, for portable electronic devices, including cellular telephones, as a substitute for lithium ion batteries in common use today. We believe this technology has the potential to significantly increase product use life over the current state-of-the-art battery technologies.

         o Mid-range fuel cell technology, which is an ultra efficient medium-size electricity generating device that converts alcohol or hydrogen into electricity, with potential applications for personal transportation cordless appliances, power tools, wheelchairs, bicycles, boats, emergency home generators, military field communications and laptop computers.

         o Haptics "Touch and Feel" computer applications, which is a technology that allows computer users to be able to touch and feel any objects they see on their computer screen with the aid of a special "mouse." Detailed texture, object-weight, stickiness, viscosity and object density can be "felt" or sensed. Management believes this Haptics technology may become disruptive and may positively impact the way computers are used everywhere by introducing the ability to "touch".

         o Holographic data storage, which is a technology for the storage and retrieval of data in the form of holographically stored light patterns rather than magnetically. The Company developed the underlying technology to present maturity and earlier this year sold the patents surrounding these inventions.

         In addition, we own approximately 4,911,300 shares, and have warrants to purchase an additional 1,500,000 shares, of common stock of NMXS.Com, Inc. (f/k/a New Mexico Software, Inc.), a public company that owns, develops and markets what it believes to be fast and efficient Internet technologies for the management of digital images.

         We are also working to identify potential new technologies for possible acquisition, licensing, and development, as well as to develop corporate opportunities to benefit our stockholders; however, we have no executed agreements or finalized arrangements for any other technologies or opportunities as of the date of this Form S-8.

         Our principal executive offices are located at 641 Fifth Avenue, New York, New York 10022 and our telephone number is (212) 752-0505. Our home page on the Internet can be located at www.mhtx.com.

                                  RISK FACTORS

         AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING MANHATTAN SCIENTIFICS, INC. AND ITS BUSINESS.

OUR ABILITY TO CONTINUE OPERATIONS IS DEPENDENT ON A NUMBER OF FACTORS.

         We have experienced annual operating losses and negative operating cash flow since our formation in January 1998. As of September 30, 2002, we had an accumulated deficit of $40,137,000, which includes accumulated losses of our wholly-owned subsidiary, Tamarack Storage Devices, Inc., since its inception. In addition, we have generated only a nominal amount of revenues to date during fiscal year 2002 in the amount of approximately $150,000. We will need to raise additional capital to continue as a going concern. Our auditors have indicated uncertainty concerning our ability to continue as a going concern.

         Accordingly, there can be no assurance that we will commercialize any products or services based on micro fuel cell, mid-range fuel cell, or Haptics "touch and feel" computer applications or manage the related manufacturing, marketing, sales, licensing and customer support operations in a profitable manner. In particular, our prospects must be considered in light of the problems, delays, expenses and difficulties encountered by any company in the startup stage, many of which may be beyond our control. These problems, delays, expenses and difficulties include unanticipated problems relating to product development and formulation, testing, quality control, production, inventory management, sales and marketing and additional costs and competition, any of which could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that our proposed products and services, if fully developed, can be successfully marketed or that we will ever achieve significant revenues or profitable operations.

         Our ability to become profitable will depend on a variety of factors, including the following:

         o pricing, volume and timing of product development, manufacturing and sales;

         o        changes in our levels of research and development; and

         o acquisitions of products, technologies or companies, including our ability to acquire and protect intellectual property.

         Our long-term success also will be affected by expenses, difficulties and/or delays encountered in developing and selling micro fuel cells, mid-range fuel cells, and Haptics "touch and feel" computer applications.

WE WILL NEED ADDITIONAL FINANCING TO FULLY IMPLEMENT OUR BUSINESS PLAN.

         Since 1998, we have focused our efforts on technology incubation and have developed technologies in the micro fuel cell, mid-range fuel cell, Haptics "touch and feel" computer applications and holographic data storage industries. We will need to raise additional capital to implement fully our business plan and establish adequate manufacturing, marketing, sales, licensing and customer support operations. There can be no assurance that additional public or private financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to our stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

OUR TECHNOLOGY HAS NOT GAINED FULL MARKET ACCEPTANCE.

         Micro fuel cells, mid-range fuel cells, and Haptics "touch and feel" computer applications have not reached commercialization. Market acceptance of our products and services will depend in large part upon our ability to demonstrate the technical and operational advantages and cost effectiveness of our products and services as compared to alternative, competing products and services, and our ability to train customers concerning the proper use and application of our products. There can be no assurance that our products and services will achieve a level of market acceptance that will be profitable for us.

         Due to lack of market acceptance and other factors, we may not be able to distribute our products through retail channels via strategic relationships with existing distributors and joint ventures enacted for domestic and international business.

IF WE ARE UNABLE TO MANAGE FUTURE GROWTH, OUR BUSINESS MAY BE NEGATIVELY
AFFECTED.

           Subject to our ability to raise capital, we intend to pursue a strategy of growth, and plan to devote substantial resources to our continued research and development, manufacturing opportunities, marketing, sales, administrative, operational, financial and other systems and resources. Such activities will place significant demands on our personnel. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to:

         o manage our business and our subsidiaries as a cohesive enterprise;

         o manage continuing activities through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures;

         o add internal capacity, facilities and third-party sourcing arrangements as and when needed;

         o attract, train, retain, motivate and manage effectively our personnel.

         There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations.

         In addition, we may incur substantial expenses identifying, investigating and developing appropriate products and services based on micro fuel cells, mid-range fuel cells, Haptics "touch and feel" computer applications, and other technologies. There can be no assurance that any expenditures incurred in identifying, investigating and developing such products and services will ever be recouped.

WE MAY FACE STRONG COMPETITION FROM LARGER, ESTABLISHED COMPANIES.

         We likely will face intense competition from other technology companies, many of which have longer operating histories, greater name recognition, larger installed customer bases and significantly more financial resources, R&D facilities and manufacturing and marketing experience than Manhattan Scientifics, Inc. There can be no assurance that developments by our current or potential competitors will not render our technologies and proposed products or services obsolete.

         In addition, we expect to face additional competition from new entrants into our targeted industry segments. As the demand for products and services based on micro fuel cells, mid-range fuel cells, and Haptics "touch and feel" computer applications grows and new markets are exploited, we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products and services.

          Although we believe that we have certain technical advantages over certain of our competitors, including, without limitation, the nature of our intellectual property, maintaining such advantages will require a continued high level of investment by Manhattan Scientifics, Inc. in R&D, manufacturing, and marketing. We may not have sufficient resources to maintain our R&D, manufacturing, and marketing efforts on a competitive basis. Additionally, we may not be able to make the technological advances necessary to maintain a competitive advantage with respect to our products and services. Increased competition could result in price reductions, fewer product orders, obsolete technology and reduced operating margins, any of which could materially and adversely affect our business, financial condition and results of operations.

OUR SUCCESS DEPENDS IN LARGE PART ON OUR ABILITY TO ATTRACT AND RETAIN KEY EMPLOYEES AND MANAGEMENT.

         Our success and execution of our business strategy will depend significantly upon the continuing contributions of, and on our ability to attract, train and retain qualified management, marketing, sales, operational, production, administrative and technical personnel. In this regard, we are particularly dependent upon the services of Marvin Maslow, our Chief Executive Officer and Chairman of the Board; Jack Harrod, our Chief Operating Officer; Scott L. Bach, our Secretary, counsel and director; and David A. Teich, our Treasurer and director. The loss of the services of one or more of our key personnel and the failure to attract, train and retain additional qualified personnel in a timely manner could have a material adverse effect on our business, financial condition and results of operations.

OUR RESULTS OF OPERATIONS MAY HIGHLY FLUCTUATE FROM QUARTER TO QUARTER AS WE CONTINUE TO GROW.

         As a result of our limited operating history, we do not have historical financial data for a significant number of periods in which to base our planned operating expenses. Our expense levels are based in part on our projections as to future operational matters. It is anticipated that as we mature, our operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including, among others:

o the existence, volume, timing of, and ability to fulfill possible customer orders;

o        the demand for our products and technologies;

o the number, timing and significance of product enhancements, new product introductions and new technologies by us and our competitors;

o changes in the pricing policies of Manhattan Scientifics, Inc. or our competitors;

o        changes in the level of operating expenses;

o expenses incurred in connection with our plans to fund greater levels of activities and operations, develop manufacturing and distribution channels, develop customer support capabilities and continue our R&D activities;

o        personnel changes;

o        product defects and other product or service quality problems; and

o general domestic and international legal, economic and political conditions.

Any unfavorable changes in these or other factors could have a material adverse effect on our business, financial condition and results of operation.

IF WE ARE UNABLE TO KEEP UP WITH TECHNOLOGICAL DEVELOPMENTS, OUR BUSINESS COULD BE NEGATIVELY AFFECTED.

         The markets for our products and services based on micro fuel cells, mid-range fuel cells, and Haptics "touch and feel" computer applications are generally characterized by rapid technological change and are highly competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the sale of our products and services will depend significantly upon the technological quality of our products and services relative to those of our competitors, and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

         We rely on patent, trademark, trade secret and copyright protection to protect our technology. We believe that technological leadership in micro fuel cells, mid-range fuel cells, and Haptics "touch and feel" computer applications will be achieved through additional factors such as the technological and creative skills of our personnel, new technology developments, frequent product enhancements, name recognition and reliable product maintenance. Nevertheless, our ability to compete effectively depends in part on our ability to develop and maintain proprietary aspects of our technology. We may not secure future patents and patents may become invalid and may not provide meaningful protection for our product innovations. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. Furthermore, there can be no assurance that others will not independently develop similar products, "reverse engineer" our products, or, if patents are issued to us, design around such patents.

         We also rely upon a combination of copyright, trademark, trade secret and other intellectual property laws to protect our proprietary rights by entering into confidentiality agreements with our personnel and consultants, and by controlling access to and distribution of our technology, documentation and other proprietary information. There can be no assurance, however, that the steps taken by us will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide a competitive advantage to us. Any such circumstance could have a material adverse effect on our business, financial condition and results of operations.

         While we are not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that we will not become so involved in the future or that our products do not infringe any intellectual property or other proprietary right of any third party. Such litigation could result in substantial costs, the diversion of resources and personnel, and subject us to significant liabilities to third parties, any of which could have a material adverse effect on our business, financial condition and results of operations.

THE TRADING PRICE OF OUR COMMON STOCK MAY DECREASE DUE TO FACTORS BEYOND OUR CONTROL.

         The trading price of our common stock is subject to significant fluctuations in response to numerous factors, including:

         o        variations in anticipated or actual results of operations;

         o announcements of new products or technological innovations by us or our competitors;

         o        changes in estimates of operational results by analysts;

         o        results of product demonstrations;

         o inability of market makers to combat short positions on the stock;

         o inability of the market to absorb large blocks of stock sold into the market;

         o developments or disputes concerning our patents, trademarks or proprietary rights; and

         o        comments about us or our markets posted on the Internet.

         Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

WE MAY ISSUE ADDITIONAL SHARES OF COMMON STOCK, WHICH MAY DILUTE THE VALUE OF OUR COMMON STOCK TO CURRENT STOCKHOLDERS AND MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

         Within the next 24 months from the date of this prospectus, the holders of a majority of our preferred stock and certain warrant and option holders will have the right to convert their respective interests into approximately 37,450,000 shares of our common stock. If such holders of preferred stock, warrants and options exercise their conversion rights, the holders of our common stock then issued and outstanding may experience immediate and substantial dilution in the net tangible book value of their shares if earnings and other factors do not compensate for the increased number of shares of such common stock.

LIMITED PUBLIC MARKET FOR OUR COMMON STOCK MAY AFFECT OUR STOCKHOLDERS' ABILITY TO SELL OUR COMMON STOCK.

         Our common stock currently is traded on the Over-the-Counter Electronic Bulletin Board, which is generally considered to be a less efficient market than national exchanges such as NASDAQ. Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, difficulties in obtaining price quotations, reduction in security analysts' and the news media's coverage of us, if any, and lower prices for our securities than might otherwise be attained. This circumstance could have an adverse effect on the ability of an investor to sell any shares of our common stock as well as on the selling price for such shares. In addition, the market price of our common stock may be significantly affected by various additional factors, including, but not limited to, our business performance, industry dynamics or changes in general economic conditions.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares by the selling security holders.

                         DETERMINATION OF OFFERING PRICE

         Selling security holders may sell shares covered by this Prospectus at prevailing market prices or prices they negotiate with purchasers.

                             SELLING SECURITYHOLDERS

         The following table provides certain information with respect to the selling security holders' beneficial ownership of Common Stock as of September 30, 2002, and as adjusted to give effect to the sale of all of the shares offered hereby.

                                                                          NUMBER OF SHARES
                                                                         BENEFICIALLY OWNED
                                                                          AFTER OFFERING (2)
                        NUMBER OF SHARES                            ----------------------------
                       BENEFICIALLY OWNED      NUMBER OF SHARES      NUMBER OF
    NAME                BEFORE OFFERING (1)     BEING OFFERED         SHARES          PERCENTAGE
------------------     --------------------    ----------------     ------------      ----------
Scott L. Bach (3)            1,090,000            1,000,000           1,090,000           .88%
David A. Teich (4)             648,064              500,000             648,064           .52%
Jack Harrod (5)              4,750,000              500,000           4,750,000          3.82%

-------------


(1) The following numbers exclude, in each case, 500,000 shares that will be issued to each individual and will be offered for resale under this registration statement.

(2) Assumes that all shares will be resold by the selling stockholders and none will be held by the selling stockholders for their own accounts.

(3)  Mr. Bach has been our Secretary and a director since January 1998.

(4) Mr. Teich has been a director since May 1999 and our Treasurer since December 2000.

(5)  Mr. Harrod has been our Chief Operating Officer since August 1998.

                              PLAN OF DISTRIBUTION

         Each selling stockholder is free to offer and sell his common shares at such times, in such manner and at such prices as he may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market, including block transactions, negotiated transactions, the settlement of short sales of common shares or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised Manhattan Scientifics, Inc. that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares, except for qualified 10b-5 Plans. The selling stockholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

         The selling security holders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling security holders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule. Manhattan Scientifics, Inc. is responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling security holders are responsible for brokerage commissions, if any, attributable to the sale of such securities.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         The Certificate of Incorporation of Manhattan Scientifics, Inc., as amended, authorizes it to issue up to 250,000,000 shares of Common Stock, par value $.001 per share. Of the 250,000,000 shares of Common Stock authorized, 124,262,522 shares are issued and outstanding as of November 13, 2002.

         Each holder of our common stock is entitled to one vote for each share held on all matters to be voted upon by our stockholders. Holders of our common stock have no cumulative voting rights. Holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of legally available funds, except that holders of preferred stock may be entitled to receive dividends before the holders of the common stock.

         In the event of a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights. In addition, there are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of common stock are, and all of the shares of common stock offered for resale in connection with this prospectus will be, duly authorized, validly issued, fully paid and nonassessable.

         The rights, preferences and privileges of the holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

                                     EXPERTS

         Eisner LLP (formerly Richard A. Eisner & Company, LLP), independent auditors, have audited our consolidated financial statements, as amended, included in our Annual Report on Form 10-KSB/A for the year ended December 31, 2001, filed with the Securities and Exchange Commission on April 17, 2002, as set forth in their report, which is incorporated by reference in the registration statement. Our financial statements are incorporated by reference in reliance upon Eisner LLP's report, given on their authority as experts in accounting and auditing. Such report included an additional paragraph casting a substantial doubt as to the Company's ability to continue as a going concern. The consolidated financial statements did not include any adjustments that might result from the outcome of that uncertainty.

                                MATERIAL CHANGES

         There are no material changes in the Registrant's affairs which have not been reported on the Registrant's Quarterly Report on Form 10-QSB filed with the Securities and Exchange Commission on November 14, 2002.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

(a) The following documents are hereby incorporated by reference into this prospectus:

                  (1) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, that the Registrant filed with the Commission on April 16, 2002, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

                  (2) An amendment that the Registrant filed with the Commission on April 17, 2002 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, that the Registrant filed with the Commission on April 16, 2002.

                  (3) The Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2002 that the Registrant filed with the Commission on May 14, 2002.

                  (4) The Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2002 that the Registrant filed with the Commission on August 14, 2002.

                  (5) The Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2002 that the Registrant filed with the Commission on November 14, 2002.

                  (6) The description of the Registrant's common stock, which is contained in a registration statement filed on Form 10-SB on December 8, 1999, as amended (File No. 000-28411).

(b) All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

(c) The Registrant shall provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. After receiving a written or oral request for such information, the Registrant shall provide this information to the requester at no charge. To request such information, please write to Marvin Maslow, Manhattan Scientifics, Inc., 641 Fifth Avenue, Suite 36F, New York, New York 10022 or call (212) 752-0505.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Section 145 ("Indemnification of officers, directors, employees and agents; insurance") of the Delaware General Corporation Law provides in pertinent part as follows:

"(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present and former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall be ultimately determined that he is not entitled to be indemnified by the corporation as authorized in this Section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Section.

.. . .

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. . . ."

            Article XI ("Indemnification and Insurance") of the Registrant's Bylaws provides as follows:

            "Section 1. (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) RIGHT OF CLAIMANT TO BRING SUIT:

         If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

(c) Notwithstanding any limitation to the contrary contained in sub-paragraphs
(a) and 8 (b) of this section, the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(d) INSURANCE:

         The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         Article Seventh of the Registrant's Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Registrant for monetary damages for breach of fiduciary duty. However, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents are hereby incorporated by reference into this Registration Statement:

         (a) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, that the Registrant filed with the Commission on April 16, 2002, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

         (b) An amendment that the Registrant filed with the Commission on April 17, 2002 to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001, that the Registrant filed with the Commission on April 16, 2002.

         (c) The Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2002 that the Registrant filed with the Commission on May 14, 2002.

         (d) The Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2002 that the Registrant filed with the Commission on August 14, 2002.

         (e) The Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2002 that the Registrant filed with the Commission on November 14, 2002.

         (f) The description of the Registrant's common stock, which is contained in a registration statement filed on Form 10-SB on December 8, 1999, as amended (File No. 000-28411).

         (g) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable. The class of securities to be offered is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Pollet, Richardson & Patel, A Law Corporation has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, principals in the law firm, are eligible to receive shares of the Company's common stock pursuant to this Form S-8 registration statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         See the "Disclosure of Commission Position on Indemnification for Securities Act Liabilities" in the Prospectus for the indemnification provisions of the Delaware General Corporation Law and the Registrant's Certificate of Incorporation, as amended, and Bylaws.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         4.0     Manhattan Scientifics, Inc. 2000 Equity Incentive Plan(1)
         5.0     Opinion regarding legality(1)
         23.1    Consent of Eisner LLP (formerly Richard A. Eisner & Company,
                 LLP)(1)
         23.2    Consent of Pollet, Richardson & Patel (included in Exhibit
                 5.0)(1)

(1) Previously filed.

ITEM 9. UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 6th day of February, 2003.

                                      MANHATTAN SCIENTIFICS, INC.

                                      By: /s/ Marvin Maslow
                                          --------------------------------------
                                          Marvin Maslow, Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Dated:  February 6, 2003                   /s/ Marvin Maslow
                                          --------------------------------------
                                          Marvin Maslow, Chairman of the Board
                                          Chief Executive Officer and
                                          Chief Financial Officer

Dated:  February 6, 2003                   /s/ Scott L. Bach
                                          --------------------------------------
                                          Scott L. Bach, Director and Secretary

Dated:  February 6, 2003                   /s/ David A. Teich
                                          --------------------------------------
                                          David A. Teich, Director